Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2009, June 16, 2009 as to the effects of the restatement as discussed in Notes 14 and 21, and as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an Amendment to ARB 51 (“SFAS 160”), FASB Staff Position APB 14-1: Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), and FASB Staff Position EITF 03-6-1: Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“FSP EITF 03-6-1”), and the related disclosures in Notes 2, 4, 12, 14, 16, 18, and 21 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Notes 14 and 21, and the adoption of SFAS 160, FSP APB 14-1, and FSP EITF 03-6-1, described in Notes 2, 4, 12, 14, 16, 18, and 21), relating to the consolidated financial statements of Quicksilver Resources Inc. and subsidiaries, and to our report relating to the effectiveness of Quicksilver Resources Inc.’s internal control over financial reporting, dated March 2, 2009, June 16, 2009 as to the effects of the material weakness identified in our report (which report expresses an adverse opinion on internal control over financial reporting), appearing in Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Ft. Worth, Texas
June 16, 2009